Exhibit 3.1.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:13 PM 10/02/2017
FILED 04:13 PM 10/02/2017
SR 20176434081 - File Number 6558857

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

WatchGuard, Inc.                                                                                                                                                        , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is WatchGuard, Inc. .

2.	That a Certificate of Incorporation

                                                                              (Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on September 27, 2017 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)

The effective time was incorrectly stated to be 12:00 a.m. CT on October 1, 2017 rather than 12:01 a.m. CT on October 1, 2017.

4.	Article XII of the Certificate is corrected to read as follows:

MISCELLANEOUS Section 12.1. Effective Time. This Certificate of Incorporation will be effective on October 1, 2017 at 12:01 a.m. CT.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 28             day of September             , A.D. 2017.

By:	/s/ Robert Vanman
Authorized Officer
Name:	Robert Vanman
Print or Type
Title:	Incorporator